Exhibit 99.1

Horsehead Holding Corp. Reports Third Quarter 2013 Results

PITTSBURGH--(BUSINESS WIRE)--November 5, 2013--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(3.5) million, or $(0.08) per diluted share, for the third quarter of 2013, compared to a net loss for the third quarter of 2012 of $(9.1) million, or $(0.21) per diluted share. Consolidated net loss for the third quarter of 2013 was $(2.7) million excluding non-cash charges associated with hedges. Consolidated net earnings excluding non-cash charges associated with hedges and impairment charges were $0.6 million for the third quarter of 2012. The LME zinc and nickel prices were 1.4% and 14.7% lower, respectively, than those for the same quarter last year.

“While shipments of zinc products and EAF dust receipts strengthened compared with the second quarter of 2013, results during the third quarter were affected by lower production at the Monaca facility as we operated only five of six smelting furnaces for most of the quarter due to the temporary shutdown of two furnaces during the quarter. As a result, production cost per ton was negatively impacted by the additional rebuild costs and lower production volumes. While this outcome is disappointing, it is not surprising given the nature of operating conditions at the Monaca facility as we prepare for its closure in the next several weeks. On October 31, 2013, we issued a W.A.R.N. notice to the affected employees at that facility, which is required to be issued at least 60 days prior to closure of the facility. We returned to a six furnace operation in early October and hope to maintain reasonable productivity levels through the fourth quarter until the smelter closes,” said Jim Hensler, President and Chief Executive Officer.

“We are excited that we have entered the final stages of construction of our new zinc production facility in Mooresboro, North Carolina. We expect to produce first zinc near the end of this year. All of the critical processing equipment needed for start-up is now on-site, detailed engineering has been completed for the zinc plant and installation crews are working around the clock in parallel with our commissioning teams. We have hired and are in the process of training approximately 80% of the workforce. As noted in our press release of September 27, 2013, and given that the plant is nearly complete, project construction costs are expected to be approximately $490 million. The Zochem expansion also remains on track to coincide with the closure of the Monaca zinc oxide refinery at the end of this year,” said Jim Hensler.

Third Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments decreased 555 tons, or 1.3%, to 43,732 tons as total zinc production decreased 6.2% for the quarter.
  EAF dust receipts increased 3% to an annualized rate of 628,000 tons due to higher steel output.
  The LME zinc price averaged $0.84/lb for the third quarter of 2013 compared to $0.86/lb for the third quarter of 2012. The LME nickel price averaged $6.31/lb for the third quarter of 2013 compared to $7.40/lb for the third quarter of 2012.
  Net sales, excluding $1.2 million related to non-cash hedge charges for the current quarter and $8.8 million for the third quarter of 2012, increased $1.6 million, or 2%, to $110.8 million as higher premiums more than offset lower commodity prices and slightly lower shipments. Price realization for zinc products on a zinc-contained basis was a $0.21/lb premium to the average LME zinc price for the quarter compared to a $0.16/lb premium in the prior year’s quarter, reflecting price increases for zinc oxide, higher premiums on metal and the higher value of zinc powder from Horsehead Zinc Powder, which we acquired in November 2012.
  Cost of sales increased $2.3 million, or 2%, to $102.8 million for the quarter. This change resulted primarily from higher unit cost of production reflecting the effect of reduced production at the Monaca facility resulting from equipment difficulties during the quarter. Included in cost of sales for the third quarter was a $1.3 million non-cash LCM charge associated with the write down of inventory values compared to a $0.2 million LCM charge in the third quarter of 2012. EAFD-based feed made up 99.2% of the feed mix for the smelter during the most recent quarter compared to 86.2% for the same quarter last year. Cost of sales for the third quarter of 2012 includes an impairment charge of $6.1 million related to our Monaca facility.
  Adjusted EBITDA(1) was $3.5 million for the quarter compared to $10.3 million for the same quarter last year as the effect of reduced commodity prices and increased unit production cost was only partially offset by higher realized premiums. Adjusted EBITDA was $33.4 million and the average LME zinc price was $0.87/lb for the twelve months ended September 30, 2013, compared to $42.8 million and an average LME zinc price of $0.88/lb for the twelve months ended September 30, 2012.
  During the third quarter, we converted 4,950 tons per month of our fourth quarter 2013 and first quarter 2014 put options with $0.85 per pound strike prices to fixed price swaps for the same period at an average price of approximately $0.903 per pound. The swaps were transacted at no cost. Sale of the put options resulted in a $1.3 million cash benefit. We entered into these fixed swap contracts to reduce the effect of commodity price fluctuations on cash flow while we complete construction and start-up of the new zinc facility.
  Cash provided by operating activities was $27.6 million for the quarter ended September 30, 2013. Capital spending was $93.6 million for the quarter. Project-to-date investment in the new zinc plant in Mooresboro, North Carolina was approximately $421 million, excluding capitalized interest, through September 30, 2013. Cash interest paid during the quarter was $2.0 million and capitalized interest was $7.7 million. Cash on hand was $120 million at the end of the quarter, which includes $55.0 million drawn under our revolving credit facilities during the quarter.

In October 2013, we completed a public offering of 6,325,000 of our common stock and realized net proceeds of $72.1 million.

The net book value of fixed assets at our Monaca, Pennsylvania facility will be approximately $12 million at December 31, 2013 and will be subject to additional impairment in the event that it becomes more likely that Shell Chemical will exercise its option to purchase the site. The W.A.R.N. notice on the pending shutdown of the majority of the operations at the facility is expected to lead to severance and other charges of approximately $8 million in the fourth quarter of 2013.

Shipments and Production Data

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Zinc production - tons	37,986	40,477	118,123	129,598
Zinc product shipments - tons	43,732	44,287	129,382	142,732
Zinc contained - tons	39,883	39,655	116,728	128,014
Net sales realization
Zinc products - per lb	$0.96	$0.91	$0.99	$0.94
Zinc products -per lb zinc contained	$1.06	$1.02	$1.10	$1.05
EAF dust receipts - tons	157,067	153,306	469,362	480,950
Nickel remelt alloy shipments - tons	6,959	8,062	21,034	22,113
LME average zinc price - per lb	$0.84	$0.86	$0.87	$0.88
LME average nickel price - per lb	$6.31	$7.40	$6.97	$8.04

Business Outlook

Hensler added, “Steel production remained approximately the same compared with the second quarter of 2013 as EAF dust receipts increased only slightly during the quarter. According to industry sources, steel industry capacity utilization averaged 78% during each of the two most recent quarters. We processed a quantity of dust approximately 3% higher than our receipts during the quarter as we made a decision to reduce secondary purchases of metal for the smelter. Steel industry output remains steady as we enter the fourth quarter. If steel output does not increase, it is likely that we will idle one kiln before the end of the year.

“During the third quarter, the Monaca facility operated at a five furnace level due to the temporary shutdown of two smelting furnaces at the facility. The facility returned to a six furnace operation in October and we expect to remain at that level during the fourth quarter. We expect to close the smelter and zinc oxide refinery near the end of this year. We may operate a limited number of smelting furnaces for a few weeks in 2014 to consume the remaining work-in-process inventory on-site and provide some overlap with the Mooresboro ramp-up. This decision will not be made until we are closer to the start-up date of Mooresboro. Furthermore, in anticipation of the closure, we have significantly curtailed the purchase of secondary feed materials for the smelter as we begin consuming the inventory of zinc bearing materials in the Monaca plant. As a result of this decision, 99.2% of the feed to our smelter in the third quarter was sourced from internally generated feed materials, primarily EAF dust, as compared to 86.7% for the second quarter of 2013. We expect this trend to continue through the fourth quarter. The Monaca facility has also been experiencing an increase in employee turnover as some employees have decided to take jobs elsewhere in anticipation of the closure of the facility near the end of the year. This trend may also continue, particularly with the recent W.A.R.N. notice. Both of these factors could have an adverse impact on smelter production rates during the final months of operation.

“Zochem made another positive contribution during the quarter with a 20% increase in shipments and nearly doubling net earnings compared with the prior year’s quarter. The expansion projects underway in Brampton are still on schedule to be completed by the end of this year. We continue to realize higher premiums on contract business as a result of the price increase announced late last year. In July 2013, we announced another price increase. To serve Zochem’s growing market in the Southeastern region of the United States, we announced in October plans to open a zinc oxide distribution and service center in 2014 to provide additional value to our long-standing customers.

“INMETCO’s results for the quarter decreased compared to the prior year’s quarter primarily as a result of a 15% reduction in the price of nickel and decreased production and shipments resulting from a transformer failure in the submerged arc furnace in July that resulted in an unplanned seven day outage. Tolling receipts increased by 24% compared with the third quarter of 2012 as a result of new contracts that we entered into at the end of 2012. INMETCO took its annual maintenance outage in October 2013. The melting unit was out-of-service for 15 days. We are in the planning stages for an additional 20-25% capacity increase at INMETCO in anticipation of increased growth in industrial waste generation by stainless steel producers over the next two years. We are considering an investment to increase the size of the transformer to deliver more power to the melting unit along with other options.

“We have started the commissioning process in parallel with completing the final stages of construction of our new zinc plant project in Mooresboro, North Carolina. We continue to believe that first zinc production will take place near the end of this year. We estimate that it will take six months to ramp the zinc plant to a production rate of 155,000 tons per year. The lead-silver recovery circuit is expected to start-up late in the second quarter of 2014 with a 12 month ramp-up to full capacity. We continue to believe that this project will deliver $90 to $110 million of incremental annual adjusted EBITDA once fully operational along with other potential benefits such as reduced cost of hedging, maintenance capital spending and cash taxes.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Tuesday, November 5, 2013, at 11:00 am EST to discuss its third quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (888) 895-5479
International: (847) 619-6250

Confirmation Number: 35883539

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=698455&s=1&k=2435CB6A22CBADDD25200F3DB2121DAD

A replay of the call will be available beginning at 1:30 pm EST on Tuesday, November 5, 2013 and ending on Thursday, December 5, 2013 at 11:59 pm EST. Dial-in instructions for the replay are as follows.

Dial-In Numbers:
United States: (888) 843-7419
International: (630) 652-3042
Access Code: 3588 3539#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels, asset values and charges, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions or unexpected production disruptions, including labor disruptions associated with the wind down of our Monaca facility, on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, our ability to successfully implement and maintain past and future price increases, our ability to achieve the benefits we expect to achieve from the new zinc plant once fully operational, the ultimate cost to construct and start up the new plant and our ability to pay these costs and maintain adequate liquidity, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs and our financial results. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net sales	$109,591	$100,370	$338,309	$329,225
Cost of sales (excluding depreciation and amortization)	102,755	100,505	305,196	321,066
Insurance claim income	-	-	2,450	-
Gross profit (excluding depreciation and amortization)	6,836	(135)	35,563	8,159
Depreciation and amortization	7,123	6,025	21,574	18,157
S G & A expenses	5,343	5,118	16,879	16,393
Loss from operations	(5,630)	(11,278)	(2,890)	(26,391)
Interest expense	487	2,979	2,007	5,136
Interest and other income	418	280	2,290	1,151
Loss before taxes	(5,699)	(13,977)	(2,607)	(30,376)
Income tax benefit	(2,184)	(4,848)	(1,092)	(11,106)
Net loss	$(3,515)	$(9,129)	$(1,515)	$(19,270)

Loss per diluted share	$(0.08)	$(0.21)	$(0.03)	$(0.44)

Weighted average diluted shares outstanding	44,109	43,869	44,077	43,802

Adjusted EBITDA (1)	$3,491	$10,291	$22,457	$29,725

Balance Sheet Items

	September 30, 2013	December 31, 2012
	(unaudited)
Cash and equivalents	$120,024	$244,119
Other current assets	143,082	137,182
Property, plant and equipment, net	640,414	405,222
Other assets	23,012	25,305
Total assets	$926,532	$811,828

Current liabilities	$141,431	$115,730
Long-term debt	350,558	263,334
Other long-term liabilities	50,330	49,483
Stockholders’ equity	384,213	383,281
Total liabilities and stockholders’ equity	$926,532	$811,828

Segment Information (unaudited)

	Three months ended September 30, 2013				Nine months ended September 30, 2013
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$97,618	$12,228	$(255)	$109,591	$297,914	$41,222	$(827)	$338,309
(Loss) income before income taxes	(7,602)	1,960	(57)	(5,699)	(12,746)	11,005	(866)	(2,607)

	Three months ended September 30, 2012				Nine months ended September 30, 2012
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$86,061	$14,618	$(309)	$100,370	$284,834	$45,303	$(912)	$329,225
(Loss) income before income taxes	(15,011)	3,546	(2,512)	(13,977)	(38,911)	11,923	(3,388)	(30,376)

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net loss:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net loss	$(3,515)	$(9,129)	$(1,515)	($19,270)
Non-cash hedge adjustments	1,184	8,816	986	26,512
Non-cash compensation expense	814	663	2,787	2,108
Impairment of assets - Monaca	-	6,065	-	9,339
Income tax benefit	(2,184)	(4,848)	(1,092)	(11,106)
Interest expense	487	2,979	2,007	5,136
Interest and other income	(418)	(280)	(2,290)	(1,151)
Depreciation and amortization	7,123	6,025	21,574	18,157
Adjusted EBITDA	$3,491	$10,291	$22,457	$29,725

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000